Exhibit 99.1

Wednesday, July 21, 2021

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. INCREASES DIVIDEND AND REPORTS RESULTS FOR SECOND QUARTER 2021

•	Second Quarter 2021 Net Income of $1.53 per Basic Common Share
•	Quarterly Cash Dividend Increases 3.3% to $0.31 Per Common Share for Third Quarter 2021
•	Quarterly Results Reflected a $1.1 Million Net Release of Credit Reserves
•	Non-performing Assets were 0.39% of Total Assets Compared with 0.44% at December 31, 2020
•	Common Equity Tier 1 and Total Risk-Based Capital Ratios of 13.42% and 14.67%, Respectively

Lakeville, Connecticut, July 21, 2021 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its second quarter ended June 30, 2021.

Net income available to common shareholders was $4.3 million, or $1.53 per basic common share, for Salisbury’s second quarter ended June 30, 2021 (second quarter 2021), compared with $4.5 million, or $1.59 per basic common share, for the first quarter ended March 31, 2021 (first quarter 2021), and $2.7 million, or $0.96 per basic common share, for the second quarter ended June 30, 2020 (second quarter 2020). Net income for second quarter 2021 included a pre-tax release of credit reserves of approximately $1.4 million, or $0.38 per basic common share, due to improved business conditions in Salisbury’s market areas. This reserve release was partially offset by a pre-tax increase in credit reserves of $0.3 million due to loan growth during the quarter.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “Thanks to the continued dedication and commitment of our employees, we reported solid results for the second quarter. The business environment continues to improve across our markets as COVID-19 restrictions have been lifted, and we are cautiously optimistic that the economic rebound will continue. We have continued to support our customers and local communities this year by processing 472 loan applications for $48 million under the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”), which ended in May. As we move into the second half of the year, residential loan demand remains healthy, commercial activity continues to build, and credit quality is strong. Salisbury Bank is well-positioned to meet the needs of our customers, and our employees remain committed to providing outstanding customer service.”

Net Interest and Dividend Income

Tax equivalent net interest income of $9.7 million for the second quarter 2021 decreased $0.8 million, or 7.4%, versus first quarter 2021, and declined slightly compared with second quarter 2020. Tax equivalent interest income of $10.8 million for second quarter 2021 decreased $470 thousand, or 4.2%, versus first quarter 2021 and decreased $317 thousand, or 2.9%, from second quarter 2020. The reduction in interest income from first quarter 2021 primarily reflected lower PPP fee income.

The cost of interest-bearing liabilities of $1.1 million for second quarter 2021 increased $311 thousand, or 41.7%, compared to first quarter 2021 and declined $270 thousand, or 20.4% from second quarter 2020. Interest expense for second quarter 2021 included approximately $180 thousand for interest and the amortization of issuance costs on subordinated debt, which Salisbury issued in 2015 and fully redeemed on May 28, 2021. Second quarter 2021 also included interest expense and issuance costs of $233 thousand on subordinated debt that Salisbury issued in March 2021.

Average earning assets of $1.4 billion for second quarter 2021 increased $115 million, or 9.1% from first quarter 2021, and increased $194.9 million, or 16.5%, versus second quarter 2020. The growth in average earning assets from comparative periods primarily reflected higher average short-term fund balances due to deposit growth and higher average balances in the available-for-sale portfolio. Average earning assets for second quarter 2021 included average PPP loan balances of $80.4 million, net of deferred fees, compared with $92.8 million in first quarter 2021 and $57.0 million in second quarter 2020. Average total interest bearing liabilities of $1.0 billion for second quarter 2021 increased $91 million, or 10.5% from first quarter 2021 and increased $146.5 million, or 18.0%, versus second quarter 2020 primarily due to higher average deposit balances.

The tax equivalent net interest margin for second quarter 2021 was 2.82% compared with 3.34% for first quarter 2021 and 3.31% for second quarter 2020. Excluding the impact of PPP loans, the tax equivalent net interest margin for second quarter 2021 was 2.76% compared with 3.16% for first quarter 2021 and 3.28% for second quarter 2020. The decline in the tax equivalent net interest margin versus comparative quarters primarily reflected a significant increase in average deposit balances during second quarter 2021, which were invested primarily in short-term investments including cash and cash equivalents. See SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income on page 9 on this release for additional details.

Non-Interest Income

Non-interest income of $3.0 million for second quarter 2021 increased $130 thousand versus first quarter 2021 and increased $655 thousand versus second quarter 2020.

Trust and Wealth Advisory fees of $1.3 million for second quarter 2021 increased $108 thousand from first quarter 2021 and increased $223 thousand versus second quarter 2020. The increase from first quarter 2021 primarily reflected higher asset-based fees and seasonal tax preparation fees. The increase from second quarter 2020 primarily reflected higher asset-based fees. Assets under administration were $970.3 million at June 30, 2021 compared with $944.3 million at December 31, 2020 and $704.1 million at June 30, 2020. Discretionary assets under administration of $614.3 million in second quarter 2021 increased from $555.0 million in fourth quarter 2020 and $480.5 million in second quarter 2020 primarily due to higher market valuations. Non-discretionary assets under administration of $356.0 million in second quarter 2021 decreased from $389.4 million in fourth quarter 2020 and increased from $223.6 million in second quarter 2020. The decline from fourth quarter 2020 primarily reflected the lower valuation of certain partnership assets under administration whereas the increase from second quarter 2020 reflected the addition of partnership assets under administration for an existing client relationship. The trust and wealth business records only a nominal annual fee on this non-discretionary relationship.

Service charges and fees of $1.4 million for second quarter 2021 increased $424 thousand versus first quarter 2021 and increased $776 thousand versus second quarter 2020. The increase from comparative quarters was primarily driven by non-recurring loan prepayment fees of $286 thousand as well as higher interchange and deposit fees. Salisbury waived approximately $240 thousand in deposit fees in second quarter 2020 due to the COVID-19 pandemic. Income from mortgage sales and servicing decreased $412 thousand versus first quarter 2021 and decreased $123 thousand versus second quarter 2020 on lower sales volume of residential mortgage loans to the FHLB Boston.

Non-interest income for the second quarter 2021 included BOLI income of $125 thousand consistent with first quarter 2021 and slightly below second quarter 2020.

Non-Interest Expense

Non-interest expense of $8.1 million for second quarter 2021 increased $827 thousand versus first quarter 2021 and increased $1.3 million versus second quarter 2020. Compensation expense of $4.8 million for second quarter 2021 increased $546 thousand from first quarter 2021 and increased $1.3 million versus second quarter 2020. The increase from the comparative quarters primarily reflected higher salaries and benefits, production and incentive accruals as well as lower deferred loan origination expenses. Deferred loan origination expenses in second quarter 2021 declined $179 thousand and $464 thousand from first quarter 2021 and second quarter 2020, respectively, primarily due to the processing of PPP loans in the comparative quarters.

Excluding compensation, other non-interest expenses for second quarter 2021 increased $281 thousand from first quarter 2021 and decreased $14 thousand from second quarter 2020. The increase from first quarter 2021 primarily reflected higher premises and equipment, data processing and marketing expenses. The decrease from second quarter 2020 primarily reflected lower professional fees and other expenses partially offset by higher marketing and data processing costs. Marketing expenses for second quarter 2021 included costs associated with an ongoing review of Salisbury’s web site and branding initiatives.

The effective income tax rates for second quarter 2021, first quarter 2021 and second quarter 2020 were 21.2%, 21.6% and 18.1%, respectively. The higher tax rate in first and second quarter 2021 primarily reflected a lower mix of tax-exempt income from municipal bonds, tax advantaged loans and bank-owned life insurance on a comparatively higher level of pre-tax income.

Loans

Gross loans receivable of $1.0 billion at June 30, 2021 decreased $10.0 million from first quarter 2021 and $7.7 million from second quarter 2020 primarily due to the forgiveness of PPP loans by the SBA. PPP loan balances of $61.9 million at June 30, 2021 declined $35.1 million and $37.0 million from March 31, 2021 and June 30, 2020, respectively. The increase in residential real estate balances during second quarter 2021 reflected continued strong origination volume and lower sales to FHLB Boston. Approximately $7.1 million of residential loans were sold to FHLB Boston in second quarter 2021 compared with $21.3 million during first quarter 2021 and $14.7 million in second quarter 2020. The ratio of gross loans to deposits for second quarter 2021 was 84.1% compared with 87.1% for first quarter 2021 and 97.0% for second quarter 2020. Balances by loan type for the comparative periods were as follows:

Loan Type	Q2 2021	Q1 2021	Q2 2020
Residential Real Estate	$428,137	$418,991	$437,198
Commercial Real Estate	354,629	341,142	323,634
Commercial & Industrial ex PPP Loans	156,849	152,388	148,510
PPP Loans	61,908	96,969	98,930
Commercial & Industrial – Total	218,757	249,357	247,440
Farm Land	3,529	3,606	3,324
Vacant Land	13,006	13,228	13,879
Municipal	18,341	21,495	20,707
Consumer	9,543	8,617	7,886
Deferred (Fees)/Costs	(889)	(1,365)	(1,339)
Gross Loans Receivable	$1,045,053	$1,055,071	$1,052,729

Asset Quality

In March 2020, Salisbury implemented a loan payment deferral program which allowed residential, commercial and consumer borrowers, who have been adversely affected by the COVID-19 pandemic, to defer loan payments for up to three months. Customers may also apply for additional deferments. As of June 30, 2021, loan payments were deferred on 10 commercial loans ($20 million loan balance) compared with 14 commercial loan deferrals ($27 million loan balance) as of March 31, 2021. There were no outstanding residential and consumer loan deferrals as of June 30, 2021.

Non-performing assets were $5.5 million, or 0.39% of total assets at June 30, 2021, compared with $5.6 million, or 0.44% of total assets at December 31, 2020, and $4.8 million, or 0.37% of total assets, at June 30, 2020.

The amount of total impaired and potential problem loans was $47.1 million or 4.50% of gross loans receivable at June 30, 2021 compared with $30.1 million, or 2.90% of gross loans receivable at December 31, 2020 and $26.9 million, or 2.55% of gross loans receivable at June 30, 2020. The increase from year-end 2020 primarily reflected the reduction of internal risk ratings on loans to certain borrowers in the hospitality and entertainment and recreation industries due to COVID-19.

Accruing loans receivable 30-to-89 days past due decreased to $1.4 million, or 0.13% of gross loans receivable at June 30, 2021 compared with $6.9 million, or 0.66% of gross loans receivable, at December 31, 2020 and $2.7 million, or 0.25% of gross loans receivable, at June 30, 2020.

The allowance for loan losses for second quarter 2021 was $12.7 million compared with $13.9 million for first quarter 2021 and $13.8 million for fourth quarter 2020.The second quarter 2021 included a net release of credit reserves of approximately $1.1 million compared with charges of $158 thousand in first quarter 2021 and $1.8 million in the second quarter 2020, respectively. The net release of reserves in second quarter 2021 reflected management’s current assessment of the impact of the COVID-19 pandemic on the Bank’s loan portfolio. Net loan charge-offs were $103 thousand for the second quarter 2021, $26 thousand for first quarter 2021 and $87 thousand for the fourth quarter 2020. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, excluding PPP loans, was 1.29% for the second quarter 2021, versus 1.45% for first quarter 2021 and 1.44% for fourth quarter 2020. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 229% for the second quarter 2021, versus 243% for first quarter 2021 and 244% for fourth quarter 2020.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits were $1.2 billion at June 30, 2021 compared with $1.1 billion at December 31, 2020 and $1.1 billion at June 30, 2020. Deposits at June 30, 2021 included brokered deposits, including CDARS one-way buys, of $7.9 compared with $18.0 million at December 31, 2020 and $38.2 million at June 30, 2020. Average total deposits for the second quarter 2021 were $1.2 billion compared with $1.2 billion for the first quarter 2020 and $1.0 billion for the second quarter 2020. Average total deposits for the second quarter 2021 included average brokered deposits of $15.4 million compared with $18.0 million for first quarter 2021 and $44.2 million for second quarter 2020.

Federal Home Loan Bank of Boston (FHLBB) advances were $10.2 million at June 30, 2021 compared with $12.6 million and $55.1 million at December 31, 2020 and June 30, 2020, respectively. Salisbury’s excess borrowing capacity at FHLBB was approximately $248 million at June 30, 2021.

Capital

Shareholders’ equity increased $4.5 million in the second quarter to $131.7 million at June 30, 2021 as net income of $4.4 million, unrealized gains in the available-for-sale securities portfolio of $0.7 million and restricted stock activity of $0.3 million were partly offset by common stock dividends paid of $0.9 million. Book value per common share increased $1.30 during the second quarter 2021 to $46.02 per share and increased $4.36 from the second quarter 2020. Tangible book value per common share increased $1.36 during second quarter 2021 to $41.01 and increased $4.50 from second quarter 2020.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At June 30, 2021, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.33%, 14.67%, and 13.42%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

On May 28, 2021 Salisbury redeemed in full the $10 million of subordinated debt that was issued in 2015. During second quarter 2021, Salisbury did not repurchase any of its outstanding common stock pursuant to its stock repurchase plan adopted in March 2021, which authorizes Salisbury to repurchase Salisbury’s common stock in amounts up to an aggregate of five percent (5%) of the outstanding shares of Salisbury’s common stock from time to time over a period of twelve (12) months.

Dividend on Common Shares

The Board of Directors of Salisbury approved a $0.01 increase in the quarterly dividend at its July 21, 2021 meeting. The quarterly cash dividend of $0.31 per common share will be paid on August 27, 2021 to shareholders of record as of August 13, 2021.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services, as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended June 30, 2021, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under Shareholder Relations/News & Market Information/Presentations.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	June 30, 2021 (unaudited)	December 31, 2020
ASSETS
Cash and due from banks	$8,853	$10,599
Interest bearing demand deposits with other banks	170,973	82,563
Total cash and cash equivalents	179,826	93,162
Interest bearing Time Deposits with Financial Institutions	750	750
Securities
Available-for-sale at fair value	150,530	98,411
CRA mutual fund at fair value	909	917
Federal Home Loan Bank of Boston stock at cost	1,504	1,713
Loans held-for-sale	415	2,735
Loans receivable, net (allowance for loan losses: $12,708 and $13,754)	1,032,345	1,027,738
Bank premises and equipment, net	21,375	20,355
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $5,343 and $5,207)	538	674
Accrued interest receivable	6,357	6,373
Cash surrender value of life insurance policies	21,433	21,182
Deferred taxes	2,390	2,412
Other assets	4,479	3,423
Total Assets	$1,436,666	$1,293,660
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$359,517	$310,769
Demand (interest bearing)	224,791	218,869
Money market	315,518	278,146
Savings and other	206,887	189,776
Certificates of deposit	136,656	131,514
Total deposits	1,243,369	1,129,074
Repurchase agreements	17,492	7,116
Federal Home Loan Bank of Boston advances	10,152	12,639
Subordinated debt	24,445	9,883
Note payable	189	208
Finance lease obligations	1,646	1,673
Accrued interest and other liabilities	7,664	8,315
Total Liabilities	1,304,957	1,168,908
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 5,000,000;
Issued: 2,861,697 and 2,843,292
Outstanding: 2,861,697 and 2,843,292	286	284
Unearned compensation – restricted stock awards	(1,224)	(774)
Paid-in capital	46,217	45,264
Retained earnings	84,174	76,974
Accumulated other comprehensive income, net	2,256	3,004
Total Shareholders' Equity	131,709	124,752
Total Liabilities and Shareholders' Equity	$1,436,666	$1,293,660

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three months ended		Six months ended
Periods ended June 30, (in thousands, except per share amounts)	2021	2020	2021	2020
Interest and dividend income
Interest and fees on loans	$9,901	$10,313	$20,377	$20,300
Interest on debt securities
Taxable	488	409	912	864
Tax exempt	172	171	334	356
Other interest and dividends	61	51	95	142
Total interest and dividend income	10,622	10,944	21,718	21,662
Interest expense
Deposits	567	988	1,121	2,497
Repurchase agreements	4	4	8	10
Finance lease	36	35	69	71
Note payable	3	4	6	7
Subordinated debt	415	156	534	312
Federal Home Loan Bank of Boston advances	32	140	65	359
Total interest expense	1,057	1,327	1,803	3,256
Net interest and dividend income	9,565	9,617	19,915	18,406
(Release) provision for loan losses	(1,075)	1,806	(917)	3,512
Net interest and dividend income after (release) provision for loan losses	10,640	7,811	20,832	14,894
Non-interest income
Trust and wealth advisory	1,254	1,031	2,399	2,061
Service charges and fees	1,374	598	2,325	1,503
Mortgage banking activities, net	196	318	804	446
Gains (losses) on CRA mutual fund	3	8	(14)	22
(Losses) gains on securities, net	(9)	181	(9)	182
Bank-owned life insurance (“BOLI”) income	125	133	251	266
Other	28	47	57	80
Total non-interest income	2,971	2,316	5,813	4,560
Non-interest expense
Salaries	3,403	2,411	6,304	5,261
Employee benefits	1,356	1,037	2,668	2,183
Premises and equipment	1,019	981	1,973	1,891
Data processing	628	557	1,193	1,098
Professional fees	644	758	1,355	1,385
Collections, OREO, and loan related	113	79	197	104
FDIC insurance	80	103	225	208
Marketing and community support	214	169	296	293
Amortization of intangibles	65	83	136	170
Other	564	611	1,000	1,133
Total non-interest expense	8,086	6,789	15,347	13,726
Income before income taxes	5,525	3,338	11,298	5,728
Income tax provision	1,172	604	2,419	947
Net income	$4,353	$2,734	$8,879	$4,781
Net income available to common shareholders	$4,287	$2,691	$8,749	$4,704

Basic earnings per common share	$1.53	$0.96	$3.12	$1.68
Diluted earnings per common share	$1.52	$0.96	$3.10	$1.68
Common dividends per share	$0.30	$0.29	$0.59	$0.58

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Total assets	$1,436,666	$1,403,129	$1,293,660	$1,292,760	$1,287,137
Loans receivable, net	1,032,345	1,041,185	1,027,738	1,031,593	1,039,524
Total securities	152,943	129,960	101,041	99,794	93,717
Deposits	1,243,369	1,211,171	1,129,074	1,095,141	1,085,599
FHLBB advances	10,152	11,396	12,639	43,880	55,118
Shareholders’ equity	131,709	127,242	124,752	122,240	118,444
Wealth assets under administration	970,306	902,141	944,349	748,188	704,052
Discretionary wealth assets under administration	614,312	578,199	554,997	514,988	480,456
Non-discretionary wealth assets under administration	355,994	323,942	389,352	233,200	223,596
Non-performing loans	5,539	5,706	5,648	4,681	4,815
Non-performing assets	5,539	5,706	5,648	4,681	4,815
Accruing loans past due 30-89 days	1,400	2,374	6,850	1,638	2,656
Net interest and dividend income	9,565	10,350	9,817	9,925	9,617
Net interest and dividend income, tax equivalent(1)	9,739	10,520	9,993	10,101	9,786
Provision (release) for loan losses	(1,075)	158	840	686	1,806
Non-interest income	2,971	2,841	2,476	3,286	2,316
Non-interest expense	8,086	7,259	8,054	7,259	6,789
Income before income taxes	5,525	5,774	3,399	5,266	3,338
Income tax provision	1,172	1,248	596	910	604
Net income	4,353	4,526	2,803	4,356	2,734
Net income allocated to common shareholders	4,287	4,462	2,764	4,288	2,691

Per share data
Basic earnings per common share	$1.53	$1.59	$0.99	$1.53	$0.96
Diluted earnings per common share	1.52	1.59	0.98	1.53	0.96
Dividends per common share	0.30	0.29	0.29	0.29	0.29
Book value per common share	46.02	44.72	43.88	42.99	41.66
Tangible book value per common share - Non-GAAP⁽[2]⁾	41.01	39.65	38.78	37.87	36.51
Common shares outstanding at end of period (in thousands)	2,862	2,845	2,843	2,843	2,843
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,810	2,804	2,803	2,799	2,796
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,829	2,815	2,811	2,807	2,803

Profitability ratios
Net interest margin (tax equivalent)(1)	2.82%	3.34%	3.17%	3.29%	3.31%
Efficiency ratio(3)	63.07	53.75	63.88	56.33	56.23
Effective income tax rate	21.21	21.61	17.52	17.28	18.11
Return on average assets	1.21	1.38	0.85	1.34	0.89
Return on average common shareholders’ equity	13.51	14.53	8.97	14.31	9.36

Credit quality ratios
Non-performing loans to loans receivable, gross	0.53%	0.54%	0.54%	0.45%	0.46%
Accruing loans past due 30-89 days to loans receivable, gross	0.13	0.23	0.66	0.16	0.25
Allowance for loan losses to loans receivable, gross	1.22	1.32	1.32	1.24	1.18
Allowance for loan losses to non-performing loans	229.4	243.4	243.5	277.8	256.9
Non-performing assets to total assets	0.39	0.41	0.44	0.36	0.37

Capital ratios
Common shareholders' equity to assets	9.17%	9.07%	9.64%	9.46%	9.20%
Tangible common shareholders' equity to tangible assets - Non-GAAP(2)	8.25	8.12	8.62	8.42	8.16
Tier 1 leverage capital(4)	9.33	9.83	8.90	8.93	8.95
Total risk-based capital(4)	14.67	14.58	13.57	13.60	13.15
Common equity tier 1 capital(4)	13.42	13.33	12.31	12.35	11.90

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Calculated as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(4) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Common Shareholders' Equity	$131,709	$127,242	$124,752	$122,240	$118,444
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(538)	(603)	(674)	(748)	(825)
Tangible Common Shareholders' Equity	$117,356	$112,824	$110,263	$107,677	$103,804
Total Assets	$1,436,666	$1,403,129	$1,293,660	$1,292,760	$1,287,137
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(538)	(603)	(674)	(748)	(825)
Tangible Total Assets	$1,422,313	$1,388,711	$1,279,171	$1,278,197	$1,272,497
Common Shares outstanding	2,862	2,845	2,843	2,843	2,843

Book value per Common Share – GAAP	$46.02	$44.72	$43.88	$42.99	$41.66
Tangible book value per Common Share - Non-GAAP	41.01	39.65	38.78	37.87	36.51
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	8.25%	8.12%	8.62%	8.42%	8.16%
Consolidated:
Non-interest expense	$8,086	$7,259	$8,054	$7,259	$6,789
Less: Amortization of core deposit intangibles	(65)	(71)	(74)	(78)	(83)
Less: Foreclosed property expense including OREO gains, losses and Write downs	—	—	—	2	(7)
Adjusted non-interest expense	$8,021	$7,188	$7,980	$7,183	$6,699
Net interest and dividend income, tax equivalent	$9,739	$10,520	$9,993	$10,101	$9,786
Non-interest income	2,971	2,841	2,476	3,286	2,316
Losses (gains) on securities	6	16	24	(34)	(189)
BOLI proceeds	—	—	—	(601)	—
Adjusted revenue	$12,716	$13,377	$12,493	$12,752	$11,914
Efficiency Ratio – Non-GAAP [1]	63.07%	53.75%	63.88%	56.33%	56.23%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q2 2021: 61.59%; Q1 2021: 51.97%; Q4 2020: 62.62%; Q3 2020: 54.76%; Q2 2020: 54.29%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

Three months ended	Average Balance			Income / Expense			Average Yield / Rate
(dollars in thousands)	Q2 2021	Q1 2021	Q2 2020	Q2 2021	Q1 2021	Q2 2020	Q2 2021	Q1 2021	Q2 2020
Loans (a)(d)	$1,052,381	$1,051,658	$1,038,551	$10,015	$10,592	$10,428	3.78%	4.02%	4.02%
Securities (c)(d)	138,164	103,062	86,987	720	640	634	2.08	2.48	2.92
FHLBB stock	1,830	1,948	3,580	11	9	39	2.41	1.85	4.36
Short term funds (b)	180,716	101,401	49,105	50	25	12	0.11	0.10	0.10
Total interest-earning assets	1,373,091	1,258,069	1,178,223	10,796	11,266	11,113	3.13	3.57	3.77
Other assets	70,447	71,252	60,288
Total assets	$1,443,538	$1,329,321	$1,238,511
Interest-bearing demand deposits	$227,623	$218,425	$172,811	117	106	103	0.21	0.20	0.24
Money market accounts	315,665	288,767	237,667	138	129	239	0.18	0.18	0.40
Savings and other	212,253	197,526	171,436	59	56	102	0.11	0.11	0.24
Certificates of deposit	147,103	129,603	157,288	252	264	544	0.69	0.83	1.38
Total interest-bearing deposits	902,644	834,321	739,202	566	555	988	0.25	0.27	0.53
Repurchase agreements	12,010	8,453	4,773	4	3	4	0.15	0.15	0.34
Finance lease	2,751	2,824	2,987	36	32	35	5.26	4.60	4.69
Note payable	192	200	231	3	3	4	6.09	6.18	6.93
Subordinated debt (f)	30,789	10,156	9,866	415	119	156	5.39	4.68	6.32
FHLBB advances	10,576	11,825	55,374	33	34	140	1.21	1.14	1.01
Total interest-bearing liabilities	958,962	867,779	812,433	1,057	746	1,327	0.44	0.35	0.65
Demand deposits	348,561	328,372	302,965
Other liabilities	6,786	6,839	6,029
Shareholders’ equity	129,229	126,331	117,084
Total liabilities & shareholders’ equity	$1,443,538	$1,329,321	$1,238,511
Net interest income				$9,739	$10,520	$9,786
Spread on interest-bearing funds							2.69	3.22	3.12
Net interest margin (e)							2.82	3.34	3.31

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on amortized cost.
(d)	Includes tax exempt income benefit of $0.2 million, $0.2 million and $0.2 million, respectively, for Q2 2021, Q1 2021 and Q2 2020 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2021 and 2020.
(e)	Net interest income divided by average interest-earning assets.
(f)	Net of issuance costs.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

Six months ended June 30,	Average Balance		Income / Expense		Average Yield / Rate
(dollars in thousands)	2021	2020	2021	2020	2021	2020
Loans (a)(d)	$1,052,020	$993,293	$20,605	$20,524	3.90%	4.13%
Securities (c)(d)	120,710	88,292	1,360	1,332	2.25	3.02
FHLBB stock	1,889	3,310	20	72	2.13	4.35
Short term funds (b)	141,278	36,161	76	70	0.11	0.39
Total earning assets	1,315,897	1,121,056	22,061	21,998	3.34	3.92
Other assets	70,848	62,365
Total assets	$1,386,745	$1,183,421
Interest-bearing demand deposits	$223,049	$163,707	223	222	0.20	0.27
Money market accounts	302,290	239,173	267	799	0.18	0.67
Savings and other	204,930	167,805	115	336	0.11	0.40
Certificates of deposit	138,402	156,078	516	1,140	0.75	1.46
Total interest-bearing deposits	868,671	726,763	1,121	2,497	0.26	0.69
Repurchase agreements	10,241	5,223	8	10	0.15	0.38
Finance lease	2,787	3,019	69	71	4.93	4.70
Note payable	196	235	6	7	6.14	5.96
Subordinated Debt (f)	20,529	9,864	534	312	5.20	6.33
FHLBB advances	11,197	46,247	65	359	1.17	1.55
Total interest-bearing liabilities	913,621	791,351	1,803	3,256	0.40	0.82
Demand deposits	338,486	269,031
Other liabilities	6,851	6,460
Shareholders’ equity	127,787	116,579
Total liabilities & shareholders’ equity	$1,386,745	$1,183,421
Net interest income			$20,258	$18,742
Spread on interest-bearing funds					2.95	3.10
Net interest margin (e)					3.06	3.33

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on historical cost.
(d)	Includes tax exempt income benefit of $0.3 million and $0.3 million, respectively for 2021 and 2020 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2021 and 2020.
(e)	Net interest income divided by average interest-earning assets.

(f)	Net of issuance costs.